Exhibit 99.1

I-AM Capital Acquisition Company Announces Extension of the Period to Complete a Business Combination and Postponement of its Special Meeting.

New York, NY – August 14, 2018 – I-AM Capital Acquisition Company (NASDAQ:IAM) (“I-AM Capital” or the “Company”), announced today that on August 10, 2018, it provided written notice to Continental Stock Transfer & Trust Company, the trustee of the Company’s trust account, that it intends to extend the period of time it has to consummate a business combination by three months to November 21, 2018. In connection with the extension, the Company shall deposit into the Company’s trust account (the “Trust Account”) an aggregate of $303,610, representing $0.058 per public share, as described in the prospectus filed by the Company in connection with the Company’s initial public offering.

The Company also announced that the special meeting in lieu of an annual meeting of stockholders that was scheduled for August 15, 2018, has been postponed until September 7, 2018.

About I-AM Capital:

I-AM Capital, co-founded and led by F. Jacob Cherian and Suhel Kanuga, is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company raised $52.7 million in its IPO and will focus its efforts to identify a target business and will not be limited to a particular industry or geographic region, although it intends to focus its search on target businesses with a connection in India.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including the funding of the Trust Account to extend the period of time for the Company to consummate an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering and its preliminary proxy statement in connection with its special meeting filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

I-AM Capital Acquisition Company

sk@i-amcapital.com

(212) 878 3684